Exhibit (i) Opinion and Consent of Dechert LLP

Exhibit (i)

DECHERT LLP
1775 I Street, N.W.
Washington, D.C. 20006

February 27, 2007

The FBR Funds
1001 Nineteenth Street North

Arlington, Virginia 22209

Ladies and Gentlemen:

We have acted as counsel for The FBR Funds ("Registrant") and its separate investment series, FBR Pegasus Small Cap Fund and FBR Pegasus Mid Cap Fund (the "New Funds"), and are familiar with Registrant's registration statement with respect to the New Funds under the Investment Company Act of 1940, as amended, and with the registration statement relating to their shares under the Securities Act of 1933, as amended (collectively, the "Registration Statement").  Registrant is organized as a statutory trust under the laws of the State of Delaware.

We have examined Registrant's Declaration of Trust and other materials relating to the authorization and issuance of shares of beneficial interest of Registrant, Post-Effective Amendment No. 9 to the Registration Statement and such other documents and matters as we have deemed necessary to enable us to give this opinion.

Based upon the foregoing, we are of the opinion that the New Funds' shares proposed to be sold pursuant to Post-Effective Amendment No. 9 to the Registration Statement, when it is effective with the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by Registrant against receipt of the net asset value of the shares of the New Funds, as described in Post-Effective Amendment No. 9 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by Registrant.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 9 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the New Funds' shares of beneficial interest, as indicated above, and to references to our firm, as counsel to Registrant, in the New Funds' Prospectus and Statement of Additional Information to be dated as of the effective date of Post-Effective Amendment No. 9 to the Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent.

Very truly yours,

/s/  Dechert LLP